                                   EXHIBIT 99.1


             UNAUDITED PRO FORMA OPERATING AND FINANCIAL INFORMATION

       The following tables set forth summary consolidated pro forma operating and financial information of New Plan Excel Realty Trust, Inc. for the year ended July 31, 1998 as if the merger of New Plan and Excel and each respective entity's property acquisitions during its current fiscal year had occurred on July 31, 1998 for balance sheet data and August 1, 1997 for income statement data. Information with respect to Excel is as of June 30, 1998 for balance sheet data and for the year ended June 30, 1998 for income statement data. The pro forma data included herein may not be indicative of the actual results or financial position had the merger of New Plan and Excel and the property acquisitions occurred on the dates indicated.

       The merger of New Plan and Excel has been accounted for as an acquisition of Excel by New Plan using the purchase method of accounting. The pro forma adjustments related to the merger are based on preliminary estimates of value. Actual adjustments will be based on the results of various appraisals and analysis of fair values.

                        NEW PLAN EXCEL REALTY TRUST, INC.
           PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
                                 (In Thousands)


                                                   New Plan         Excel
                                                   Historical       Historical       Pro Forma
                                                   July 31,         June 30,         Combined             Pro Forma
                                                   1998 (2A)        1998 (2A)        Adjustments          Totals
                                                   -----------      -----------      -----------          -----------
ASSETS

Real estate, net                                   $ 1,315,760      $   902,133      $   289,873(2B)      $ 2,507,766

Cash                                                    26,284           63,472          (12,200)(2C)          77,556

Accounts receivable, net                                15,401            2,974               --               18,375

Notes receivable - affiliates                               --           66,616               --               66,616

Notes receivable - other                                13,878           30,975               --               44,853

Other assets                                            13,202           21,153           10,556(2D)           44,911
                                                   -----------      -----------      -----------          -----------

   Total assets                                    $ 1,384,525      $ 1,087,323      $   288,229          $ 2,760,077
                                                   ===========      ===========      ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

  Mortgages and other notes payable                $   576,888      $   380,761      $     9,083(2E)      $   966,732

  Capital leases                                            --           27,229               --               27,229

  Accounts payable, accrued expenses and other
    liabilities                                         43,110           18,755               --               61,865
                                                   -----------      -----------      -----------          -----------

        Total liabilities                              619,998          426,745            9,083            1,055,826
                                                   -----------      -----------      -----------          -----------

Minority interest in partnership                            --           41,249               --               41,249
                                                   -----------      -----------      -----------          -----------

Stockholders' Equity:

  Preferred stock                                       72,775               28          (72,774)(2F)              29

  Beneficial interests                                 759,853               --         (759,853)(2F)              --

  Common stock                                              --              234              646(2F)              880

  Additional paid-in capital                                --          661,260        1,068,934(2F)        1,730,194

  Accumulated distributions in excess of net
    income                                             (66,608)         (42,193)          42,193(2F)          (66,608)

  Loans receivable - purchase of shares                 (2,306)              --               --               (2,306)

  Unrealized gain on securities                            813               --               --                  813
                                                   -----------      -----------      -----------          -----------

    Total stockholders' equity                         764,527          619,329          279,146            1,663,002
                                                   -----------      -----------      -----------          -----------

    Total liabilities and stockholders' equity     $ 1,384,525      $ 1,087,323      $   288,229          $ 2,760,077
                                                   ===========      ===========      ===========          ===========

The accompanying notes and management's assumptions are an integral part of this statement.

                        NEW PLAN EXCEL REALTY TRUST, INC.
        PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME - UNAUDITED
                             FOR THE YEAR ENDED JULY
                             31, 1998 (In Thousands,
                            Except Per Share Amounts)



                                                   New Plan
                                    New Plan       Property                      Excel
                                    Historical     Acquisitions                  Historical   Excel Property
                                    Year Ended     Aug. 1, 1997                  Year Ended   Acquisitions
                                    July 31,       to July 31,     New Plan      June 30,     July 1, 1997 to  Excel Legacy
                                    1998 (3A)      1998            Pro Forma     1998 (3A)    June 30, 1998    Spin-off
                                    ---------      ------------    ---------     ---------    -------------    --------
Revenues:

  Rental                            $ 246,309      $  12,894      $ 259,203      $ 113,069      $  19,075     $  (3,703)

  Interest and other                    3,950           (266)         3,684         22,231             36        (2,101)
                                    ---------      ---------      ---------      ---------      ---------     ---------

    Total revenue                     250,259         12,628        262,887        135,300         19,111        (5,804)
                                    ---------      ---------      ---------      ---------      ---------     ---------

Expenses:

  Property expenses                    88,438          4,507         92,945         22,265          4,185            --

  Interest                             36,815          5,999         42,814         29,042          3,196        (2,016)

  Depreciation and
   amortization                        31,622          1,749         33,371         15,111          2,215          (652)

  General and administrative            2,770             --          2,770          6,313            488        (1,154)
                                    ---------      ---------      ---------      ---------      ---------     ---------

     Total expenses                   159,645         12,255        171,900         72,731         10,084        (3,822)
                                    ---------      ---------      ---------      ---------      ---------     ---------

  Income before real estate
   sales, minority interest
   and other                           90,614            373         90,987         62,569          9,027        (1,982)

Minority interest                          --             --             --         (1,558)            --            --

Gains on sales of securities
  and other                               (41)            --            (41)        (2,229)            --            --

Gain (loss) on sale of real
  estate                                   --             --             --            516             --            --
                                    ---------      ---------      ---------      ---------      ---------     ---------

     Net income                     $  90,573      $     373      $  90,946      $  59,298      $   9,027     $  (1,982)
                                    =========      =========      =========      =========      =========     =========

Net income applicable to common
shares

    Basic                           $  84,723                     $  85,096      $  44,673
                                    ---------                     ---------      ---------

    Diluted                         $  84,723                     $  85,096      $  46,231

Basic net income per common
  share                             $    1.43                    $    1.43      $    2.06
                                    ---------                     ---------      ---------

Diluted net income per common
  share                             $    1.42                    $    1.42      $    1.95
                                    =========                     =========      =========


                                                 Merger               Combined Pro
                                   Excel         Pro Forma            Forma
                                   Pro Forma     Adjustments          Results
                                   ---------     -----------          -------
Revenues:

  Rental                           $ 128,441      $     243(3B)      $ 387,887

  Interest and other                  20,166             --             23,850
                                   ---------      ---------          ---------

    Total revenue                    148,607            243            411,737
                                   ---------      ---------          ---------

Expenses:

  Property expenses                   26,450            259(3C)        119,654

  Interest                            30,222         (2,502)(3D)        70,534

  Depreciation and
   amortization                       16,674      7,495 (3E)            57,540

  General and administrative           5,647            310(3F)          8,727
                                   ---------      ---------          ---------

     Total expenses                   78,993          5,562            256,455
                                   ---------      ---------          ---------

  Income before real estate
   sales, minority interest
   and other                          69,614         (5,319)           155,282

Minority interest                     (1,558)            --             (1,558)

Gains on sales of securities
  and other                           (2,229)            --             (2,270)

Gain (loss) on sale of real
  estate                                 516             --                516
                                   ---------      ---------          ---------

     Net income                    $  66,343      $  (5,319)         $ 151,970
                                   =========      =========          =========

Net income applicable to common
shares

    Basic                          $  51,718                         $ 131,495
                                   ---------                         ---------

    Diluted                        $  53,276                         $ 133,053

Basic net income per common
  share                            $    2.21                         $    1.50
                                   ---------                         ---------

Diluted net income per common
  share                            $    2.09                         $    1.47
                                   =========                         =========

                        NEW PLAN EXCEL REALTY TRUST, INC.
        PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME - UNAUDITED
                        FOR THE YEAR ENDED JULY 31, 1998
                    (In Thousands, Except Per Share Amounts)

                                   (CONTINUED)




                                                     New Plan                             Excel
                                                     Property                             Property
                                        New Plan     Acquisitions           Excel         Acquisitions
                                        Historical   Aug. 1,                Historical    July 1,
                                        Year Ended   1997 to                Year Ended    1997 to       Excel       Excel
                                        July 31,     July 31,    New Plan   June 30,      June 30,      Legacy      Pro
                                        1998 3(A)    1998        Pro Forma  1998 3(A)     1998          Spin-off    Forma
                                        --------     ----        --------   --------      --------      ------      ---
Historical basic weighted average
 number of common shares
 outstanding                              59,365                             21,657

Historical diluted weighted average
 number of common shares
 outstanding                              59,774                             23,703

Pro forma basic weighted average
  number of common shares
  outstanding                                                      59,365                    1,775(3G)               23,432

Pro forma diluted weighted average
  number of common shares
  outstanding                                                      59,774                    1,775(3G)               25,478

                                        Merger       Combined
                                        Pro Forma    Pro Forma
                                        Adjustments  Results
                                        ---------    ---------
Historical basic weighted average
 number of common shares
 outstanding

Historical diluted weighted average
 number of common shares
 outstanding

Pro forma basic weighted average
  number of common shares
  outstanding                                           87,483

Pro forma diluted weighted average
  number of common shares
  outstanding                                           90,348

The accompanying notes and management's assumptions are an integral part of this statement.

                        NEW PLAN EXCEL REALTY TRUST, INC.

     NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA CONSOLIDATED CONDENSED
                        FINANCIAL INFORMATION - UNAUDITED
                    (In thousands, except per share amounts)

1. Summary of Accounting Treatment:

       The exchange of New Plan Shares of Beneficial Interest for Excel Common Stock in connection with the Merger is being accounted for as a reverse merger for financial reporting purposes as if New Plan has acquired Excel. As such, the assets and liabilities of Excel have been adjusted to fair value in connection with the application of purchase accounting.

2.  Adjustments to Pro Forma Consolidated Condensed Balance Sheets

       (A) Certain reclassifications have been made to the historical balance sheets of New Plan and Excel in order to conform to the desired pro forma combined condensed balance sheet presentation.

       (B) Represents adjustments to record the Merger in accordance with the purchase method of accounting based upon an assumed purchase price of Excel stock of $905,175. The purchase price was calculated assuming a market value of New Plan Shares of Beneficial Interest of $24.20 per share times the outstanding shares of Excel Common Stock of 28,118,668 after the 20% stock dividend to the current holders of Excel Common Stock. In addition, the Excel Preferred A Stock of 2,126,380 shares has been valued at $28.75 per share and the Excel Preferred B Stock of 630,000 shares has been valued at $24.90 per 1/10 of a share. All share prices were determined by taking the average of the closing stock prices 10 days before and after the announced merger date of May 14, 1998. The total purchase price is as follows:


                                                Shares                                        Total
Security                                        Outstanding              Value Per Share      Consideration
--------                                        -----------              ---------------      -------------
Common Stock                                    28,118,668               $   24.20            $   680,472

Series A preferred stock                         2,126,380               $   28.75                 61,133

Series B preferred stock
  to depositary shares                             630,000               $   24.90                156,870
                                                                                              -----------

        Total consideration                                                                       898,475

Merger and the Other Transaction
  costs (see below)                                                                                 6,700
                                                                                              -----------

        Total purchase price                                                                  $   905,175
                                                                                              ===========

       Estimated fees and expenses related to the Merger are as follows:


                Advisory fees                            $ 7,200

                Accounting and legal                       2,000

                Other costs                                3,000
                                                         -------

                       Total                              12,200

                Less Excel expenses                        5,500
                                                         -------

                New Plan transaction costs               $ 6,700
                                                         =======

                        NEW PLAN EXCEL REALTY TRUST, INC.

                 NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA
      CONSOLIDATED CONDENSED FINANCIAL INFORMATION - UNAUDITED (Continued)
                    (In thousands, except per share amounts)


     The adjustment to reflect investment in real estate:

Purchase price (see above)                                                                    $ 905,175

Less historical book value of Excel equity                                                     (619,329)

Transaction costs to be paid by Excel and expensed thereby
  reducing the historical book value of Excel                                                     5,500

Adjustments to reflect certain assets and liabilities of Excel at fair value:

     Other assets (see Note (D))                                                              $ (10,556)

     Mortgages and other notes payable (see Note (E))                                             9,083
                                                                                              ---------

                                                                                                 (1,473)
                                                                                              ---------
Adjustment required to reflect investment in real estate, net                                 $ 289,873
                                                                                              =========

(C) To reflect the decrease in cash due to the estimated Merger costs                         $ (12,200)
                                                                                              =========

(D) Adjustments to other assets:

      To eliminate Excel's asset related to the straight-lining of rent
        related to leases                                                                     $  (2,427)

      To eliminate Excel's asset of deferred financing costs                                     (2,912)

      To eliminate Excel's asset of deferred leasing costs                                       (1,083)

      To eliminate Excel's assets of organizational costs and goodwill                              (37)

      To adjust Excel's historical cost in ERT Development Corporation to
        estimated fair market value of $17,257                                                   17,015
                                                                                              ---------

                                                                                              $  10,556
                                                                                              =========
(E) To record a premium required to adjust mortgages and other notes payable to fair value using estimated market rates ranging from 6.75% to 7.5% on
    an instrument by instrument basis                                                         $   9,083
                                                                                              =========


(F) To adjust stockholders' equity to reflect the issuance of Excel's common stock to owners of New Plan's shares of beneficial interest as follows:


                                                                                                                    Cumulative
                                                                                                 Additional         Distributions
                                        Preferred          Beneficial         Common             Paid-in            in Excess of
                                        Stock              Interests          Stock              Capital            Net Income
                                        -----------        -----------        -----------        -----------        -----------
Exchange of New Plan Shares of
  Beneficial Interest for Excel
  Common Stock                          $        --        $  (759,853)       $       599        $   759,254        $        --

Exchange of New Plan Preferred
  Stock for Excel Preferred Stock           (72,774)                --                 --             72,774                 --

Excel's historical Stockholders'
  equity                                        (28)                --               (234)          (661,260)            42,193

Value of Excel acquisition                       28                 --                281            898,166                 --
                                        -----------        -----------        -----------        -----------        -----------

                                        $   (72,774)       $  (759,853)       $       646        $ 1,068,934        $    42,193
                                        ===========        ===========        ===========        ===========        ===========

       The historical cost of the other assets, including all accounts and notes receivable, and liabilities of Excel are estimated to be their fair market value.

                        NEW PLAN EXCEL REALTY TRUST, INC.

                 NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA
      CONSOLIDATED CONDENSED FINANCIAL INFORMATION - UNAUDITED (Continued)
                    (In thousands, except per share amounts)

3. Adjustments To Pro Forma Consolidated Condensed Statements of Income

       (A) Certain reclassifications have been made to the historical statements of income of New Plan and Excel in order to conform to the desired pro forma combined condensed statements of income presentation. The Consolidated Condensed Statements of Income include pro forma adjustments for real estate acquisitions that both companies have made within the past twelve months. The cash used to acquire real estate by New Plan has been assumed to come from available cash in savings and from new debt issues. The new debt issued by New Plan was assumed to have an average interest rate of 6.8%. Depreciation expense on the New Plan acquisitions was based on an estimated useful life of 40 years, using the straight line method and allocating the cost between land and building at 20% and 80%, respectively. The cash used to acquire real estate by Excel has been assumed to come from approximately $223 million in equity offerings and the issuance of $39 million in debt.

       The following adjustments have been made to convert the operations of Excel, which has reported operations on a calendar year basis, to a year ended June 30, 1998 (this approximates the July 31 year end of New Plan).


                                                                        Add:
                                                                        Six Months           Less:                 Year Ended
                                                 Year Ended,            Ended                Six Months            Ended
                                                 Dec. 31, 1997          June 30, 1998        June 30, 1998         June 30, 1997
                                                 -------------          -------------        -------------         -------------
Revenues:                                        $  83,112             $  63,486             $  33,529             $ 113,069

  Rental revenue                                    22,346                10,021                10,136                22,231
                                                 ---------             ---------             ---------             ---------

  Interest and other                               105,458                73,507                43,665               135,300
                                                 ---------             ---------             ---------             ---------

      Total revenue

Expenses:

  Property expenses                                 14,023                13,689                 5,447                22,265

  Interest                                          23,991                14,886                 9,835                29,042

  Depreciation and amortization                     11,621                 8,248                 4,758                15,111

  General and administrative                         5,046                 3,614                 2,347                 6,313
                                                 ---------             ---------             ---------             ---------

      Total expenses                                54,681                40,437                22,387                72,731
                                                 ---------             ---------             ---------             ---------

  Income before real estate sales,
    minority interest and other                     50,777                33,070                21,278                62,569

Minority interest                                     (816)                 (812)                  (70)               (1,558)

Real estate gains on sale/impairments                  523                   286                   293                   516

Other                                               (1,522)                 (707)                   --                (2,229)
                                                 ---------             ---------             ---------             ---------

      Net income                                 $  48,962             $  31,837             $  21,501             $  59,298
                                                 =========             =========             =========             =========

Basic net income per share                       $    2.06             $    0.98             $    0.95             $    2.06
                                                 =========             =========             =========             =========

Diluted net income per share                     $    1.97             $    0.93             $    0.93             $    1.95
                                                 =========             =========             =========             =========

                        NEW PLAN EXCEL REALTY TRUST, INC.

                 NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA
      CONSOLIDATED CONDENSED FINANCIAL INFORMATION - UNAUDITED (Continued)
                    (In thousands, except per share amounts)


(B) To recognize revenue from straight-lining rent related to
    Excel's leases which will be reset in connection with the
    Merger                                                                                $    243

(C) To reflect the decrease in amortization of Excel's deferred
    leasing costs                                                                         $   (259)

(D) To reflect the following adjustments to interest expense:

    (1) To recognize the elimination of amortization of
        deferred loan costs                                                               $   (763)

    (2) To reflect the amortization of the premium required to adjust Excel's mortgages and other notes payable to
        fair value                                                                          (1,739)
                                                                                          --------

          Total adjustment                                                                $ (2,502)
                                                                                          ========
(E) To reflect the increase in depreciation as a result of recording Excel's real estate assets at fair value versus historical cost, utilizing an estimated useful life of 40 years and allocating the cost between land and buildings at 20% and 80%, respectively

          Pro forma depreciation                                                          $ 23,840

          Excel's historical depreciation                                                  (14,782)

          Pro forma depreciation on property acquisitions                                   (2,215)

          Pro forma depreciation from Legacy spin-off                                          652
                                                                                          --------

    Total adjustment                                                                      $  7,495
                                                                                          ========

(F) To reflect the increase in general and administrative costs mainly due to increased salary costs under new contractual
    agreements                                                                            $    310

(G) To increase the weighted average shares outstanding for Excel for the issuance of common stock and common stock equivalents for the purchase of real estate by Excel. These shares have been accounted for on a pro forma basis to be outstanding during the entire period presented

          Basic                                                                              1,775

          Diluted                                                                            1,775

(H) The pro forma weighted average number of common shares outstanding for the periods are computed based on the historical weighted average shares outstanding of New Plan and 1.2 times the pro forma weighted average shares outstanding of Excel after giving effect to the issuance of common stock equivalents for the purchase of real estate as noted in item (G) above.

(I) Includes pro forma effects of the acquisition of real estate properties by New Plan.

(J) Reflects the decrease in net income applicable to common shares due to the assumed issuance of Excel preferred securities on July 1, 1997